PURCHASE AGREEMENT


         PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 15th day of July, 1996, by and between Westinghouse Landmark GIS, Inc., a Delaware corporation ("Seller"), and ASI Landmark, Inc., a Colorado corporation ("Buyer").

                                                W I T N E S S E T H:

         WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume, the Assets and Assumed Liabilities of Seller, subject to all of the terms and conditions hereof;

         NOW, THEREFORE, Buyer and Seller, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, do hereby agree as follows:

1.       Definitions and Rules of Construction.

1.1.     For purposes of this Agreement:

         "Affiliate" means with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person, including, without limitation, any Person that directly or indirectly owns, controls or holds with power to vote 50% or more of the outstanding voting securities or other voting ownership interests of such Person, any Person 50% or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled or held with power to vote by such Person, any partnership in which the specified Person is a general partner, any officer and director of the specified Person, and any entity of which such Person is an executive officer, director or general partner.

         "Allocation" shall have the meaning set forth in Section 4.4.

         "Assets" shall have the meaning set forth in Section 2.1.

         "Assumed Liabilities" shall have the meaning set forth in Section 3.1.

         "Balance Sheet" shall mean the Statement of Assets and Liabilities associated with the Business of Seller as of June 8, 1996, and the accompanying notes and the schedules thereto and set forth in Schedule 1.1(a).

         "Business" means Seller's business of geotechnical mapping and service specializing in topologically structured digital data.

         "Business Intellectual Property" shall have the meaning set forth in
 Schedule 2.1(e).

         "Buyer Group" shall have the meaning set forth in Section 9.1.

         "Closing  Date  Balance  Sheet"  shall  have the  meaning  set forth in
Section 4.2.

         "Closing Date" means the date on which this Agreement is executed on behalf of the parties and the transactions contemplated hereby are closed.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means the agreements listed on Schedule 2.1(f).

         "Damages" means any liability, loss, cost, payment, expense or other damage (including reasonable attorneys' fees and expenses).

         "Employee Benefit Plans" shall have the meaning set forth in Section 5.17.

         "Environmental Damages" means any and all losses which are incurred at any time as a result of (A) the existence of Hazardous Substances during the ownership of the Real Property by Seller, upon or beneath the Real Property or migrating or threatening to migrate from the Real Property, or (B) the existence prior to the Closing of a violation of Environmental Laws pertaining to the Real Property.

         "Environmental Laws" means those federal, state and local laws, rules, regulations, or ordinances in effect and as interpreted as of the Closing Date, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. ("TSCA"), and the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
Section 6901 et seq. as amended ("RCRA"), which are applicable to the Business and which relate to (a) pollution, or loss of or injury to, or adverse effect upon, the environment, (b) the protection, cleanup or restoration of, or removal, remediation or mitigation of conditions affecting the environment, (c) the release, discharge, emission, generation, handling, transportation, use, treatment, storage or disposal of any Hazardous Substances as defined in this Agreement, or (d) the protection of the safety or health of humans, including, but not limited to, exposure to Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Goodwill" means any favorable impression of the Business held by customers of the Business, and the good reputation of the Business.

         "Governmental Authority" means the United States Government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

         "Hazardous Substances" means any pollutant, contaminant, petroleum or petroleum product, toxic substance, hazardous or extremely hazardous substance or chemical, solid or hazardous waste, liquid, industrial or other waste, hazardous material, or other material, substance or agent that is designated or regulated under the Environmental Laws as of the Closing Date.

         "Leases" means the leases and licenses listed on Schedule 2.1(d).

         "New Employee" shall have the meaning set forth in Section 8.1.

         "Party" means Seller or Buyer.

         "Person"  means  an  individual,   corporation,   partnership,  limited
liability company, trust, unincorporated organization, association or other entity.

         "Purchase Price" shall have the meaning set forth in Section 4.1.

         "Real Property" means the premises leased by Seller located at 1901 Harrison Avenue and 1903 Harrison Avenue, Raleigh, North Carolina, and the other premises described on Schedule 2.1(d), which premises are used by Seller in the operation of the Business.

         "Retained Assets" shall have the meaning set forth in Section 2.2.

         "Retained Liabilities" shall have the meaning set forth in Section 3.2.

         "Seller Group" shall have the meaning set forth in Section 9.2.

         "To the best of Seller's knowledge", when used to qualify a statement of fact, means that the following individuals have no actual knowledge of the falsity of such statement of fact, after having made reasonable inquiry in their area of responsibility:
Jeffrey Armstrong, Allan Casanova, Gregory Shepherd, John Montague and Douglas Weaver.

         "WEC" means Westinghouse Electric Corporation, a Pennsylvania corporation.

         1.2. Rules of Construction. In this Agreement, unless the context otherwise requires: (a) definitions shall apply equally to both the singular and the plural forms of the terms defined; (b) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation";
(c) all references to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement; and
(d) all references to any agreement or other instrument or statute shall be deemed references to such agreement, instrument or statute as amended from time to time (and, except as otherwise stated in the Definitions, in the case of any statute, to any successor provision and to all rules and regulations under such statute or successor provision). The headings of the Articles and Sections are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         2.       Assets.

         2.1. Assets Purchased and Sold. Seller does hereby sell, assign, transfer and set over to the Buyer and the Buyer does hereby purchase the following assets (hereinafter collectively called "Assets"):

                  (a)     The inventory listed on Schedule 2.1(a);

                  (b)     The prepaid expenses listed on Schedule 2.1(b);

                  (c)     The equipment and furniture listed on Schedule 2.1(c);

                  (d) Subject to the provisions of Section 7.2, the Leases listed on Schedule 2.1(d);

                  (e)     The Business Intellectual Property as described on
                          Schedule 2.1(e);

                  (f)     Subject to Section 7.2, the Contracts listed on
                          Schedule 2.1(f);

                  (g) All of Seller's accounts receivable, billed and unbilled;

                  (h)     The registered trade names listed on Schedule 2.1(h);

                  (i) All of Seller's analog and digital records relating exclusively to the Business, including databases for Seller's internal use containing records of work-in-progress, customer records, supplier records, licenses, marketing records, contract data and information, financial data and other similar records;

                  (j) All software and codes owned by Seller, subject to any licenses which are in effect for such software and codes;

                  (k)     The Goodwill, if any, of the Business;

                  (l) All sales, manufacturing, supplier and customer lists and records, personnel and payroll records, accounting records, purchasing and sales records, and all other records of the Business, in Seller's or WEC's possession, custody or control (except Seller's corporate minute and stock record books); and

                  (m)     The other assets listed on Schedule 2.1(m).

The Assets listed on Schedules 2.1(a)-(m) are the assets to be transferred to the Buyer as identified as of the date such Schedules; however, Seller shall not be obligated to transfer to Buyer on the Closing Date any Assets which are sold, transferred, terminated, eliminated or otherwise disposed of in the ordinary course of the Business between the date of such Schedules and the Closing Date (which shall not be material); Seller shall transfer to Buyer on the Closing Date all assets of the type described in this Section 2.1 which are created, acquired, entered into, or otherwise come into existence in the ordinary course of the Business between the date of such Schedules and the Closing Date, and such newly created, acquired, entered into or existing assets shall constitute Assets for all purposes of this Agreement; the specific Assets transferred to Buyer on the Closing Date shall be set forth in revised Schedules which shall be delivered in connection with the Purchase Price adjustment procedure set forth in Section 4.3.

         2.2. Retained Assets. Anything contained herein to the contrary notwithstanding, Seller shall retain and not sell, and Buyer shall not acquire, the following assets of Seller (the "Retained Assets"):

                  (a) any and all cash and cash equivalents, such as bank deposits, of Seller;

                  (b) any and all claims (including counterclaims and cross claims), rights and choses in action of Seller to the extent related to any Retained Liability or Retained Asset;

                  (c)      the assets set forth in Schedule 2.2(c);

                  (d) any right or privilege to use the trademark or trade name "WESTINGHOUSE" in logo-type or in any other style or the symbol trademark of Westinghouse Electric Corporation known as the "CIRCLE W," or any other trademarks or trade names owned, used by, belonging to or registered in the name of WEC, except to the extent specifically permitted under Section 7.5;

                  (e) any right or privilege to use the name "Westinghouse Landmark GIS, Inc.", except to the extent specifically permitted under Section 7.5; and

                  (f) any and all assets, properties, rights or interests of Seller which are not those specifically set forth in Section 2.1 and the Schedules thereto.

         3.       Liabilities.

         3.1. Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge as and when due all the liabilities and obligations set forth below, all of which are collectively referred to herein as the "Assumed Liabilities." The Assumed Liabilities include, as they exist on the Closing
Date:

                  3.1.1. any and all accounts payable of Seller arising out of the Business;

                  3.1.2. any and all liabilities and obligations arising out of the Leases and Contracts identified on Schedules 2.1(d) and 2.1(f), including without limitation, warranty claims;

                  3.1.3. any and all liabilities and obligations for Billing in Excess of Revenue as set forth on Schedule 3.1.3A and any and all liabilties and obligations under the purchase orders set forth on Schedule 3.1.3B; and

                  3.1.4 any and all liabilities and obligations for taxes for all taxable periods, other than taxes on or determined by reference to net income.

The Assumed Liabilities listed on Schedules 3.1.3A and 3.1.3B are the liabilities described in Section 3.1.3 to be assumed by the Buyer as identified as of the date of such Schedules, but Buyer shall not be obligated to assume any liabilities which are, between the date of such Schedules and the Closing Date, either (i) satisfied or otherwise eliminated, or (ii) created or otherwise come into existence other than in the ordinary course of the Business ; Buyer shall assume all liabilities of the type described in this Section 3.1 which are created or otherwise come into existence in the ordinary course of the Business between the date of such Schedules and the Closing Date (which newly created or existing liabilities shall not be material to the Business as a whole, after considering any newly created or existing Assets), and such newly created or existing liabilities shall constitute Assumed Liabilities for all purposes of this Agreement; the specific Assumed Liabilities assumed by Buyer on the Closing Date of the type described in the Schedules referred to in this Section 3.1 shall be set forth in revised Schedules which shall be delivered in connection with the Purchase Price adjustment procedure set forth in Section 4.3.

         3.2. Retained Liabilities. Anything contained herein to the contrary notwithstanding, Buyer shall not be required to assume or to pay, perform or discharge any of the following liabilities or obligations (the "Retained Liabilities"):

                  3.2.1.   liabilities not specifically enumerated and stated in
Section 3.1 or in the revised Schedules attached to the Closing Date Balance Sheet;

                  3.2.2. any and all liabilities and obligations of Seller for borrowed money;

                  3.2.3. except to the extent a liability is assumed pursuant to Section 3.1, any and all liabilities and obligations of Seller to the extent the cause of action accrued prior to the Closing Date;

                  3.2.4. any and all liabilities and obligations of Seller to the extent arising out of any Retained Asset.

         3.3. Sales and Transfer Taxes. Buyer shall be responsible for and shall pay all sales, transfer, and other similar taxes, duties and transfer fees applicable to the transaction contemplated by this Agreement.

         4.       Price.

         4.1. Purchase Price and Payment. The aggregate purchase price to be paid to Seller pursuant to this Agreement (the "Purchase Price") shall be One Million Nine Hundred Thirty Thousand and no/100 Dollars ($1,930,000.00), which shall be paid in cash or other immediately available funds at Closing.

         4.2. Closing Balance Sheet. Within forty-five (45) days after the Closing Date, Seller shall deliver to Buyer at Seller's expense a balance sheet for the Business as of the close of business on the Closing Date (the "Closing
Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared consistent with the accounting principles used and applied in the preparation of the Balance Sheet.

         4.3. Adjustment to the Purchase Price; Procedure. Following delivery of the Closing Date Balance Sheet in accordance with Section 4.2, the Purchase Price shall be adjusted as follows:

                  4.3.1. Within 30 days after receipt of the Closing Date Balance Sheet, the Buyer shall, in a written notice to the Seller, either accept the Closing Date Balance Sheet or object thereto by describing in reasonable detail any proposed adjustments to the Closing Date Balance Sheet and the reasons therefor. If the Seller shall not have received such notice of proposed adjustments within such 30-day period, the Buyer will be deemed to have accepted the Closing Date Balance Sheet.

                  4.3.2. If any adjustments to the Closing Date Balance Sheet are proposed, the Buyer and the Seller shall negotiate in good faith to resolve any disputes, provided that if not resolved within 30 days following the Seller's receipt of the proposed adjustments, the Buyer and the Seller shall retain the accounting firm of KPMG Peat Marwick LLP ("Peat Marwick") or shall select jointly another mutually acceptable nationally recognized independent public accounting firm to resolve such dispute, which resolution shall be final and binding. The fees and expenses of any such accounting firm shall be shared equally by the Buyer and the Seller, and such accounting firm shall be retained by a retention letter executed by the parties that specifies that the determination by said firm of any such disputes concerning the Closing Date Balance Sheet shall be resolved on the basis of the accounting principles used and applied in the preparation of the Balance Sheet.

                  4.3.3. Within ten (10) business days after the later of acceptance of the Closing Date Balance Sheet by the Buyer or the resolution of any disputes, as the case may be, then to the extent that the "Adjusted Net Worth" (as defined below) of Seller as set forth on the Closing Date Balance Sheet is less than $1,930,000, the Seller will pay to the Buyer the difference between such two amounts. Such payment shall include interest accrued from the Closing Date to the date of such payment at the so-called "Prime Rate" announced by Mellon Bank, N.A., in Pittsburgh, Pennsylvania, from time to time computed on the basis of 30-day months and 360-day years. If the Adjusted Net Worth of Seller as set forth on the Closing Date Balance Sheet is greater than $2,168,000, then Seller shall be entitled to a return of accounts receivable selected by Seller (so that such returned accounts receivable will become, and thereafter will be, "Retained Assets") with a book value equal to the difference between such Adjusted Net Worth and $2,168,000. At any time before, during or after the course of such negotiations, Buyer may, in lieu of returning assets as provided for above, pay to Seller in cash the difference between such Adjusted Net Worth and $2,168,000.

                  4.3.4. "Adjusted Net Worth" shall mean the assets minus the liabilities as shown on the Balance Sheet and the Closing Date Balance Sheet, as applicable; provided, that, the Balance Sheet and the Closing Date Balance Sheet shall be consistently adjusted to exclude the Retained Assets and the Retained Liabilities, and there shall be no adjustment to the Purchase Price for any changes in costs to complete as reflected in the accounting records of the Business.

         4.4.     Allocation of Purchase Price.

                  4.4.1. The Purchase Price and the amount of Assumed Liabilities hereunder shall be allocated to the Assets and the Assumed Liabilities (the "Allocation") as set forth in Schedule 4.4. The Allocation shall be adjusted to reflect specifically any changes in the assets or liabilities reflected on the Closing Date Balance Sheet from the assets or liabilities reflected on the Balance Sheet, whether or not such changes cause an adjustment to the Purchase Price pursuant to Section 4.3.4.

                  4.4.2. Buyer and Seller acknowledge that the Allocation has been determined pursuant to arm's length bargaining between the Parties regarding the fair market values of the Assets in accordance with the provisions of Internal Revenue Code Section 1060. Buyer and Seller agree to prepare and file all income tax returns (including, if applicable, IRS Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation of the Purchase Price which is contrary to the Allocation. Buyer and Seller agree to consult with each other with respect to all issues related to such Allocation in connection with any tax audits, controversy or litigation. Neither party shall take or agree to any position inconsistent with the Allocation in connection with any tax audit, controversy or litigation which would adversely affect the taxes of the other party to any material extent without the prior written consent of such other party. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent the party which takes or agrees to such inconsistent position has indemnified the other party against the effects of such action.

         5. Seller's Representations and Warranties. Seller makes the following representations and warranties, each of which is true and correct on the date hereof (except where any such representation and warranty expressly is made as of another date):

         5.1. Organization and Authority. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action.

         5.2. Due Execution. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms. Each other document arising out of or related to this Agreement to which Seller is specified to be a party has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

         5.3. Title to Property and Assets. Except (a) as reflected in the Balance Sheet or the Closing Date Balance Sheet, or in the notes thereto, (b) for liens for current taxes not yet delinquent, (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due, (d) for liens or claims pursuant to applicable Bulk Sales Laws, if any (as to which the provisions of Section 10.7 shall apply), and (e) for liens, and security interests, if any, set forth on Schedule 5.3 hereto, the Seller owns the Assets, other than property subject to the Leases, free and clear of all mortgages, liens, claims, security interests and encumbrances. With respect to the property subject to the Leases, the Seller is in compliance with such Leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims and encumbrances.

         5.4. Litigation. Except as set forth in Schedule 5.4, and except for all other matters the aggregate of which would not be material, to the best of Seller's knowledge: (a) there is no judgment, order, decree, or pending litigation, relating to the Assets, the Assumed Liabilities, or the Business, and (b) Seller has not received written notice of any such matter which is or could become a lien or charge against the Assets or would otherwise adversely affect the Assets, the Assumed Liabilities, or the Business, or the use of the Assets by Buyer.

         5.5.     Assets.

                  5.5.1. Any description of said Assets contained in the Schedules is for identification only; the use of a word or symbol to describe any item creates no warranty.

                  5.5.2. Except as noted on Schedule 2.1(a), the inventories are currently useable and saleable in the normal course of business.

                  5.5.3. The Equipment and Furniture listed on Schedule 2.1(c) are being sold "as is, where is" and Seller makes no representations or warranties concerning its condition, except Seller represents that the Equipment is in useable condition, subject to normal "wear and tear" .

                  5.5.4. All Business Intellectual Property listed on Schedule 2.1(e) is transferable to Buyer without the consent or participation of any third party, except that such representation and warranty is made only to the best of Seller's knowledge with respect to certain Business Intellectual Property, as designated as Schedule 2.1(e). Except as indicated in Schedule 2.1(e), Seller or WEC owns all such items outright, pays no royalty, and is required to pay no royalty, to anyone under any of them, and has the right to bring actions for their infringement, except that such representation and warranty is made only to the best of Seller's knowledge with respect to certain Business Intellectual Property, as designated as Schedule 2.1(e). To the best of Seller's knowledge, Seller owns (or possesses adequate and enforceable rights to use) all trademarks, trade names, copyrights, patents, trade secrets and processes presently used by Seller in connection with the Business. Seller has received no notice to the effect that in the operation of its Business, it may infringe any trademark, trade name, copyright or patent of another and to the best of Seller's knowledge it is not infringing any trademark, trade name, copyright or patent of another. Except as set forth on Schedule 5.4, no claim or litigation is pending or threatened against Seller or WEC (i) contesting Seller's or WEC's right to use any trademark or trade name, (ii) contesting the validity of any copyright or patent listed on the Schedule, (iii) alleging misuse, or (iv) seeking a remedy which would interfere with the operation of the Business.

                  5.5.5. Except for: (i) assets owned by WEC and used by WEC on behalf of Seller for accounting, billing, payroll and similar general and administrative functions that WEC conducts on behalf of Seller as its consolidated subsidiary, (ii) as described in Schedule 5.5.5, (iii) assets sold, liquidated or otherwise disposed of in the ordinary course of business in accordance with Section 2.1, and (iv) the Retained Assets, the Assets constitute all of the assets that have been used by Seller in the conduct of the Business since January 1, 1996, and, when conveyed to Buyer under this Agreement, will enable Buyer to conduct the Business in all material respects in the same manner as it has been conducted by Seller since January 1, 1996.

                  5.5.6. All of Seller's accounts receivable have arisen in the ordinary course of business and reflect bona fide business arrangements; no payor has given Seller written notice of any inability to pay such account receivable in due course or of any claim or defense against payment of such account receivable; to the best of Seller's knowledge, no oral statements to such effect have been made to Seller; to the best of Seller's knowledge, no basis exists for any payor to raise any claim or defense against payment with respect to any such account receivable; and Schedule 5.5.6 sets forth a true and correct statement regarding the aging of such accounts receivable as of the date of such Schedule (and Seller will prepare and deliver to Buyer a revised
Schedule 5.5.6, which sets forth such information as of the Closing Date in connection with the Purchase Price adjustment procedure set forth in Section 4.3).

         5.6. Employees. Schedule 5.6 is a listing of all current employees who are involved with the Business (the "Business Employees"). Seller does not have any employment contracts with any of the Business Employees which are not terminable at will.

         5.7. Taxes. All federal, state and local tax returns, estimates, reports, declarations and forms (collectively, "Returns") which are required to be filed by Seller and that are Related to the Business have been prepared and timely filed. Except for taxes set forth on Schedule 5.7 which are being contested in good faith and by appropriate proceedings, the following taxes have (or by the Closing Date will have) been duly and timely paid: (a) all taxes shown to be due on the Returns; and (b) all taxes that are or may become payable by Seller or chargeable as a lien upon the Purchased Assets in connection with Seller's operation of the Business. All taxes required to be withheld by or on behalf of the Seller with respect to the Business and Business Employees have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authority or, if such payment is not yet due, set aside in accounts for such purpose and will be paid when due.

         5.8. Permits. Seller has all material permits that are required by any Governmental Authority to operate the Business as conducted by Seller. Such permits, and all other material licenses, rights and authorities issued by the State of North Carolina and other states, the United States, and any municipality, foreign or domestic Governmental Authority and any and all applications for same, which authorize Seller to conduct the Business are identified on Schedule 5.8. Seller is in material compliance with all such permits. To the best of Seller's knowledge, since January 1, 1992, Seller has received no notice in writing from any Governmental Authority on account of any alleged violation of any such license, right, or authority. Buyer acknowledges that such permits, licenses, rights and authorities may not be transferable to Buyer.

         5.9.     Environmental Compliance.

                  (a) Except to the extent specified on Schedule 5.9, (i) except as permitted by and in accordance with applicable law, neither Seller, nor, to the best of Seller's knowledge, any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of, all or any portion of the Real Property, resulting in the emission, release, discharge, dumping or disposal of any Hazardous Substances on or under the Real Property,
(ii) to the best of Seller's knowledge, no Hazardous Substances have migrated from the Real Property onto or beneath other properties, and (iii) to the best of Seller's knowledge, no Hazardous Substances have migrated from other properties onto or beneath the Real Property.

                  (b) Except to the extent specified on Schedule 5.9, to the best of Seller's knowledge: (i) there is not nor has there ever been constructed, placed, deposited, stored, disposed of or located on the Real Property any asbestos in any form by or on behalf of Seller or any other person,
(ii) no underground treatment or storage tanks or gas or oil wells, are or have been located on the Real Property, (iii) there are no polychlorinated biphenyls
(PCBs) or transformers, capacitors or other equipment which contains dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 ppm) constructed, placed, deposited, disposed of or located on the Real Property,
(iv) the uses of and activities of Seller on the Real Property have at all times complied in all material respects with all applicable Environmental Laws, (v) Seller has obtained all permits necessary under applicable Environmental Laws to conduct the Business at the Real Property, (vi) neither the Seller nor any other person or entity has received any notice or other communication from a Governmental Authority concerning any alleged violation of Environmental Laws, whether or not corrected to the satisfaction of the appropriate authority, or any notice or other communication concerning alleged liability for Environmental Damages in connection with the Real Property, and (vii) there exists no judgment, decree, order, writ or injunction outstanding, or litigation, action, suit, claim (including citation or directive) or proceeding pending or threatened, relating to the alleged violation of Environmental Laws, or from the suspected presence of Hazardous Materials thereon or potential migration thereto or therefrom.

         5.10. Labor Controversies. With respect to the employees of the Business, to the best of Seller's knowledge, Seller is in compliance in all material respects with all federal, state and local laws, rules and regulations relating to the employment of labor, employment discrimination, employee welfare and labor standards which are applicable to it. No proceedings are pending before any court, government agency or instrumentality or arbitrator relating to labor matters, and to the best knowledge of Seller, there is no pending investigation by any Governmental Authority or threatened claim by any such agency or other person with respect to Seller relating to labor or employment matters. Except for the Employee Benefit Plans, Seller is not a party to any agreement or contract with any union, labor organization, employee group, or other entity or individual which affects the employment of employees of the Business, including but not limited to, any collective bargaining agreements or labor contracts. To the best of Seller's knowledge, no organizational activity is currently underway with respect to the Business Employees.

         5.11. Violations and Defaults. Seller is not in violation of any law, regulation, or order of any court or Governmental Authority which would have a material adverse effect, in the aggregate, on the Assets, the Assumed Liabilities, and the Business. Seller is not in default in the payment of principal or interest on any indebtedness for borrowed money, nor is Seller in default or breach under the terms of such indebtedness. To Seller's knowledge, no event has occurred and no condition exists which, with the passage of time or the giving of notice, or both, would constitute such a default or breach by Seller. Seller is not in default under, or in violation of the provisions of (a) any provisions of its Articles of Incorporation or Bylaws, or (b) to the best of Seller's knowledge, any provision of any franchise or license, promissory note, indenture or any evidence of indebtedness or security therefor, any lease, contract, purchase or other commitment or any other agreement by which it or any of its property is bound which, in any such case, could materially adversely affect the consummation of the transactions contemplated by this Agreement, or the Assets, the Assumed Liabilities and the Business, in the aggregate, nor, to the best of Seller's knowledge, is Seller in violation of any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Authority which may reasonably be anticipated to result in any material adverse effect on the transactions contemplated by this Agreement, or the Assets, the Assumed Liabilities and the Business, in the aggregate.

         5.12   [Omitted]

         5.13. Leases. Set forth on Schedule 2.1(d) hereof is a list of each Lease for real or personal property which involves payments by Seller aggregating in excess of $1,000 annually. The property covered by the terms of the Leases is currently occupied or used by Seller as lessee under the terms of said Leases for the Business. All rentals due under the Leases have been paid and, to the best of Seller's knowledge, there exists no default by Seller under any of the Leases which would have a material adverse effect on the operation of the Business which cannot be cured without material penalty to Seller under the terms of said Leases and, to the best of Seller's knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would result in any event of default thereunder by Seller or prevent Seller, currently, or Buyer, after consummation of the transactions contemplated hereunder, from exercising or obtaining the benefits thereunder. To the best of Seller's knowledge, all of the Leases are valid and in full force and effect.

         5.14.  Customer  Contracts.  To the  best of  Seller's  knowledge:  (i)
Schedule 2.1(f) is a list of all of the Contracts which have not been completed as of the Closing Date or with respect to which the warranty period has not expired as of the Closing Date, (ii) each of the Contracts is valid and subsisting and is currently in full force and effect according to the terms thereof, (iii) Seller has not assigned any rights thereto, (iv) there exists no event of default under any Contract by Seller or by the other party thereto, and
(v) no event of default by Seller has occurred and is continuing which would prevent Buyer from exercising or obtaining the benefits thereunder (including any options contained therein), would cause the acceleration of any obligation of Seller under any of such contracts, or would cause the creation of a lien or encumbrance upon any of the Assets which would be material to the Business.

         5.15.    Contracts and Commitments.  Except as set forth on attached
Schedule 5.14, Seller does not have outstanding:

                  (a) Any single contract, including consulting contracts, providing for an expenditure in excess of $10,000, or contracts in the aggregate providing for expenditures in excess of $10,000 for the purchase, leasing or licensing of any real property, machinery, equipment, software or other items which are in the nature of a capital investment, or for consulting services.

                  (b) Any loan agreement, indenture, promissory note, mortgage, conditional sales agreement, guaranty, surety agreement, installment debt agreement or other similar type agreement.

                  (c) Any contract for sale or purchase of materials, products, or supplies which contains an escalator, renegotiation or redetermination clause or which establishes a commitment for sale or purchase for a fixed term, except for those contracts which (A) are cancelable by Seller on thirty (30) days' notice or less without penalty or (B) involve payments by Seller of less than $5,000 per year.

                  (d) Any other material contract or commitment (other than the Contracts) which is not cancelable on thirty (30) days notice or less without penalty.

         5.16. Discrimination, Occupational Safety and other Statutes and Regulations. No person or party (including, but not limited to, any Governmental Authority) has any claim against Seller pending before any court or administrative agency, and, to the best of Seller's knowledge, no claim of such nature has been threatened against Seller in writing within the two (2) year period prior to the Closing, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967, all as amended, where applicable).

         5.17.    ERISA.

                  (a) Schedule 5.17 lists all profit sharing, pension or retirement plans, programs, arrangements or agreements, and each other employee benefit plan, program or agreement maintained or contributed to or required to be contributed to in connection with the employment of any employee or terminated employee with the Business, whether formal or informal (individually, a "Plan", and collectively, the "Employee Benefit Plans" or "Plans"). Seller does not have any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Business.

                  (b) Except as set forth in Schedule 5.17B, with respect to each Plan, the Seller and each such Plan is, and at all times has been, in compliance in all material respects with all applicable laws including, without limitation, the Code and ERISA. All contributions, premiums or other payments required by the Plans have been made on or before their due dates. There are no pending or, to the best of Seller's knowledge, threatened claims under, by or on behalf of any of the Plans, by any employee or beneficiary covered by any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), nor have there been any "prohibited transactions" within the meaning of ERISA or the Code. Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service to that effect, and to the best of Seller's knowledge, no fact or event has occurred from the date thereof which would adversely affect the qualified status of such Plans. No Plan maintained by Seller is "top heavy" within the meaning of Section 416(g) of the Code.

         5.18. Financial Statements. The Balance Sheet has been prepared, in all material respects, in accordance with Seller's regular accounting principles as required by WEC, and fairly presents, in all material respects, the financial position of Seller as of the date of such Balance Sheet.

         6. Buyer's Representations and Warranties. Buyer makes the following representations and warranties, each of which is true and correct on the date hereof (except where any such representation and warranty expressly is made as of another date):

         6.1. Organization and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado. The execution and delivery of this Agreement by Buyer and the performance of Buyer's obligations under this Agreement, have been duly authorized by all necessary corporate action.

         6.2. Due Execution. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Each other document to which Buyer is specified to be a party has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         7.       Covenants.

         7.1. Preservation of Records. Buyer shall preserve and maintain any and all material business records and other documentation transferred to it hereunder for a period of three (3) years from the Closing Date and will grant to Seller access to such records and documentation in the event Seller has a reasonable business need for access to such records. In addition, Buyer within seven (7) years from the Closing Date will not destroy any such records or documentation without first offering to Seller the opportunity to take delivery of such records or documentation at Seller's expense.

         7.2.     Cooperation by Parties.

                  7.2.1. Seller and Buyer will use reasonable efforts to secure all consents, approvals, novations and authorizations as shall be required in order to transfer the Leases to the Buyer and to assign the Contracts to Buyer with such modifications or amendments as are acceptable to Buyer, Seller and the other party(ies) to such Contracts. No Contract or Lease shall be deemed to be transferred by this Agreement prior to obtaining the consent of such other party, if a transfer without such consent would be deemed to be a breach of such Contract or Lease.

                  7.2.2. To the extent that the consents, approvals, novations and authorizations referred to in Section 7.2.1 are not obtained by Seller, or until the impediments to the assignment or transfer referred to therein are resolved, Seller shall, commencing with the Closing Date, and for the remainder of the life or term of the Leases and Contracts, use all reasonable efforts, to
(i) provide to Buyer, at the request of Buyer, the benefits of the Leases and Contracts referred to in Section 7.2.1 for which such consents, approvals, novations or authorizations are not obtained, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, including without limitation subcontracts, without incurring any financial obligation to Buyer, and (iii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from the Leases and Contracts referred to in
Section 7.2.1 for which such consents, approvals, novations or authorizations are not obtained, against any third Person (including a Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. The failure to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement or entitle Buyer to an adjustment of the Purchase Price.

                  7.2.3. To the extent that Buyer is provided the benefits pursuant to this Section 7.2 of any Leases or Contracts referred to in Section 7.2.1, Buyer shall perform for the benefit of any third Person (including a Governmental Authority), the obligations of Seller thereunder or in connection therewith, but only to the extent that such action by Buyer would not result in any default thereunder or in connection therewith.

                  7.2.4. Seller's obligation to transfer to Buyer software presently licensed to Seller shall not require that Seller obtain the written consent to a software license transfer if the software is what is commonly understood in the industry to be "shrink wrap" software, provided that the "shrink wrap" software license is not part of a master license with Seller that prohibits a transfer to a third party without consent or payment of a fee.

         7.3.     Further Assurances.

         At any time and from time to time after the Closing Date, Seller and Buyer shall, at the reasonable request of the other, execute and deliver any further instruments or documents and take all such further action as such other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.4. Non-Competition. Solely for the benefit of Buyer, Seller and WEC agree that neither of them, and no entity which is an Affiliate of Seller or WEC shall: (i) for a period of three (3) years after the Closing Date, engage in the business of geotechnical mapping in the United States or its possessions or territories; or (ii) for a period of five (5) years after the Closing Date, solicit the Business' or Buyer's customers to sell, or to sell to such customers, any geotechnical mapping products or services of the type sold and provided by Seller as of the Closing Date. Nothing in this Section 7.4 shall be deemed to prohibit Seller, WEC or any Affiliate of Seller or WEC from:

                  (a) acquiring or holding equity interests in any entity as investments of WEC's pension funds or funds of any other employee benefit plan of Seller or WEC, whether or not such entity is engaged in the same business as the Business;

                  (b) acquiring or holding less than a majority of the equity interests in any entity, whether or not such entity is engaged in the same business as the Business;

                  (c) performing any act or conducting any business contemplated by this Agreement or the agreements contemplated hereby.

         7.5.     Use of Certain Names and Marks by the Buyer.

                  (a) To the extent that any trademarks, service marks, brand names or trade, corporate or business names consisting of, or derived from, or including, the word "Westinghouse", in whole or in part, or the "Circle W" mark, are used by Seller or the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials existing on the Closing Date and included in the Assets ("Marked Materials") or appear on inventory included in the Assets at the Closing, Buyer may use such inventory after Closing and, for a period of twelve (12) months after Closing, use such Marked Materials without altering or modifying such inventory or Marked Materials, or removing such trademarks, service marks, brand names, or trade, corporate or business names, provided that Buyer will (A) use such Marked Materials only in a manner consistent with prior practice of Seller and (B) at the end of such twelve-month period, (i) remove or obliterate such trademarks, service marks, brand names or trade, corporate or business names from any remaining (unused) Marked Materials or appropriately mark or otherwise alter or modify such Marked Materials so as to indicate clearly that such Marked Materials and their use are no longer associated with or related to Seller or
(ii) destroy any unused Marked Materials (in each case, other than inventory or packaging thereof on which such trademarks, service marks, brand names or trade, corporate or business names have been placed by either Seller or Buyer in the course of manufacture of such inventory). Buyer will not use such trademarks, service marks, brand names or trade, corporate or business names in any manner other than as provided in this Section 7.5 or as otherwise permitted by written agreement with, or with the prior written consent of, Seller. In addition, for a period of twelve (12) months after Closing, Buyer may use the words "formerly a subsidiary of Westinghouse Electric Corporation" in connection with activities of Buyer which are consistent with Seller's conduct of the Business.

                  (b) Buyer admits the validity of the "Westinghouse" name and mark and the "Circle W" mark. Any and all rights and goodwill that might accrue by the use by Buyer of any marks of Seller pursuant to Section 7.5(a) shall inure to the sole benefit of Seller. Nothing contained in the second sentence of this Section 7.5(b) is intended to require Buyer to make any payments to Seller for or with respect to such benefits. Buyer undertakes no duty to defend any alleged infringements of such names and marks.

                  (c) Buyer will not, and will not permit any of its Affiliates to, use or register in any country any trademark or trade name confusingly similar to the names "Westinghouse" or the "Circle W" mark.

                  (d)  Seller or WEC may  terminate  the  rights  granted  under
Section 7.5(a) at any time upon written notice to Buyer if (i) in the reasonable opinion of Seller or WEC, the use by Buyer of the name "Westinghouse" or the "Circle W" mark has brought or has the potential to bring discredit to Seller or WEC, its name or any of its trademarks, provided, that use by Buyer of the name "Westinghouse" or the "Circle W" mark in a manner substantially identical to the use thereof by the Business prior to the Closing shall be deemed not to bring or have the potential to bring discredit to Seller or WEC, its name or any of its trademarks, or (ii) Buyer is in material breach of its obligations under this
Section 7.5.

                  (e) If, in the reasonable opinion of Seller or WEC, any use of the name "Westinghouse" or the "Circle W" mark, as specifically permitted in
Section 7.5(a), fails to conform to the existing standards of quality as practiced by Seller prior to the Closing Date, Buyer will promptly cease the use of the name "Westinghouse" and the "Circle W" mark.

                  (f) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to prohibit Buyer from using the names "Landmark" or "Landmark GIS, Inc." or any other names in combination therewith, as long as the name "Westinghouse" is not used. Seller will promptly after Closing amend its articles of incorporation to change its name to a name that does not include "Landmark" or "GIS", and will assign to Buyer at the Closing an assignment, in form and substance reasonably satisfactory to Buyer, of all of its rights to use such names.

         7.6. Performance Bonds. The performance bonds listed on Schedule 7.6 (the "Bonds"), have been posted by Seller to secure Seller's performance of certain obligations under Contracts, and with respect to bids that have been awarded but no contracts have been executed as of the date of this Agreement. Seller shall cause such Bonds to remain in place and in effect after Closing, except that any payments necessary to keep such Bonds in place after Closing will be the responsibility of Buyer. At Closing, Buyer shall deliver to Seller an Indemnification Agreement, in the form attached as Exhibit 7.6, under the terms of which Buyer agrees to indemnify, defend and hold harmless Seller and WEC from and against any and all Damages resulting from any call or draw against or upon the Bonds to the extent that such Damages arise out of any breach by Buyer of its obligations under the Assumption Agreement.

         7.7. Cooperation for Audit. Seller and WEC will, at Buyer's request, provide all information to Buyer that is reasonably necessary for Buyer's independent accounting firm to perform an audit of the financial statements of Seller for the period beginning January 1, 1995, and ending on or about December 31, 1995, and a review of such financial statements for the period beginning on or about January 1, 1996 and ending on or about the Closing Date. Seller and WEC also will cooperate to provide, at Buyer's request and expense, any additional information concerning financial information or data relating to Seller or the Business, but Seller's and WEC's obligation to cooperate shall be limited to providing to Buyer access to any financial information or data relating to Seller or the Business which either is in Seller's or WEC's custody, possession or control or can be obtained without undue effort. The costs of the independent accounting firm that conducts the audit will be borne by Buyer.

         8.       Mutual Covenants.

         8.1. Employees. Buyer will make offers of employment to each and every Business Employee, with current wages and benefits as specified in Schedule 8.1. Nothing contained herein is intended to require Buyer to continue the employment of any particular employee or employees for any period of time after the Closing. Seller intends that Buyer's offer of employment with the foregoing wages and benefits to each Business Employee creates a successor employer (as that term is commonly understood in acquisition/divestiture transactions) relationship and, therefore, that no severance, shutdown, or permanent job separation benefits shall be owed by Seller to such Business Employees. The Business Employees who accept Buyer's offer of employment are referred to herein as the "New Employees".

         8.2.     Employee Benefit Plans.

                  8.2.1. Termination of Coverage Under Seller's Employee Benefit Plans and Coverage Under Buyer's Employee Benefit Plans. Effective as of the Closing Date, each Business Employee who is an active participant in Seller's Employee Benefit Plans shall cease to be an active participant and all of such Business Employees shall become eligible to participate in Buyer's employee benefit plans in accordance with the applicable provisions of this Agreement and the terms and conditions of each such plan.

                  8.2.2.  Credit  for  Service.  Buyer  shall  grant to each New
Employee credit for his or her service with Seller and/or WEC prior to the Closing Date for the purposes of eligibility and vesting, but not for benefit accrual, under Buyer's employee benefit plans and other welfare and fringe benefit arrangements applicable to the New Employees (including but not limited to any 401(k) plans, pension plans and arrangements providing retiree health, disability, vacation, severance and sick time benefits). Such credit for service will apply so that (a) any period of service of such New Employee with Seller and/or WEC will be treated as if such New Employee had been an employee of Buyer for such period, (b) the rules of eligibility for participation, vesting of benefits, and seniority credits for past service will be determined under the terms of Buyer's employee benefit plans, and (c) no such New Employee will be entitled to any retroactive payment or crediting of benefits with respect to periods prior to the Closing Date, except as specifically set forth in this
Section 8.2.

                  8.2.3 Welfare and Fringe Benefits. (a) Buyer shall grant credit for deductibles and co-payments previously paid during any partial Buyer's employee-benefit -plan-year in which any New Employees first became eligible to receive coverage under Buyer's employee benefit plans. In addition, Buyer's employee benefit plans shall not exclude from coverage any pre-existing condition of any of the New Employees, but any such New Employee's eligibility for participation in any applicable Buyer's employee benefit plan from and after the Closing Date shall be contingent upon his satisfaction of any applicable age restriction or any employment waiting period, considering his combined continuous employment with Seller and/or WEC and Buyer for the purpose of satisfying any such waiting period.

                  (b) All claims of New Employees which are made against Seller's Employee Benefit Plans and which arise in connection with incidents occurring prior to the Closing shall be Retained Liabilities. All claims of New Employees which are made against Buyer's employee benefit plans and which arise in connection with incidents occurring after the Closing shall be Assumed Liabilities.

                  8.2.4 Seller's Employee Benefit Plans. (a) Immediately upon Closing, Seller's Employee Benefit Plans shall terminate as follows: (i) the welfare plans shall only provide for run-out claims after the Closing; and (ii) Seller's 401(k) plan shall be submitted to the IRS for approval of the termination application within a reasonable time after Closing. When the IRS approval is received, the New Employees' account balances shall be distributed to the New Employees.

                  (b) It shall be Seller's responsibility for taking all actions necessary to terminate Seller's Employee Benefit Plans and to file all necessary reports, disclosures and applications with respect thereto. Buyer shall cooperate as may be reasonably requested by Seller with respect to each of the filings, calculations and other actions contemplated by this Section 8.2.4 and in obtaining any governmental approvals required in connection therewith.

                  (c) Seller shall retain full  responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by the Seller and who has experienced a "qualifying event" or is receiving
"continuation coverage" on or prior to the Closing Date. "Continuation Coverage," "qualified beneficiary," "group health plan," and "qualifying event" all shall have the meanings given such terms under Code Section 4980B. Seller will indemnify, defend, and hold harmless Buyer and its affiliates, from and against any acto or omission of Seller which relates to "continuation coverage" or because Buyer is deemed to be a successor employer to Seller.

         8.3. Payroll Taxes. (a) Seller and Buyer shall (i) treat Buyer as a "successor employer" and Seller as a "predecessor" within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to New Employees who are employed by Buyer for purposes of taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such New Business Employee for the calendar year within which the Closing Date occurs.

                  (b) At the request of Buyer with respect to any particular applicable tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax other than taxes imposed under FICA and FUTA, Seller and Buyer shall
(i) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such tax law, with respect to New Employees who are employed by the Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax law with respect to each such New Employee for the calendar year within which the Closing Date occurs.

         9.       Indemnification.

         9.1. Indemnification by Seller. Subject to the other provisions of this Article, from and after the Closing Date, Seller shall indemnify and hold Buyer and its employees, representatives, officers, directors and affiliates ("Buyer Group") harmless from and against any and all Damages suffered by Buyer or any other member of the Buyer Group to the extent resulting from, arising out of, or incurred with respect to: (a) the breach of any representation, warranty, covenant or agreement made by Seller in this Agreement; provided, however, that if Buyer waives any breach of a representation, warranty, or covenant in accordance with the procedures specified in Section 9.3, Seller shall not be required to indemnify and hold the Buyer Group harmless from or against any Damages to the extent that such Damages result from, arise out of or are incurred with respect to such breach; (b) the Retained Liabilities; (c) the use of the Assets by Seller prior to the Closing Date (except to the extent that such Damages are, or arise from, Assumed Liabilities); and (d) from any lien or claim by any Person under applicable Bulk Sales Laws (except to the extent that such claim arises from an Assumed Liability).

         9.2. Indemnification by Buyer. Subject to the other provisions of this Article, from and after the Closing Date, Buyer shall indemnify and hold Seller and its employees, representatives, officers and directors and affiliates ("Seller Group") harmless from and against any Damages suffered by Seller or any other member of the Seller Group resulting from, arising out of, or incurred with respect to: (a) the breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement; provided, however, that if Seller waives any breach of a representation, warranty, or covenant, Buyer shall not be required to indemnify and hold the Seller Group harmless from or against any Damages to the extent that such Damages result from, arise out of or are incurred with respect to such breach; (b) the Assumed Liabilities; and (c) the use of the Assets by Buyer after the Closing Date.

         9.3. Notice and Resolution of Claim. An indemnified party hereunder shall promptly give written notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth above specifying, to the extent feasible and in reasonable detail, the nature of the claim and the basis for the indemnified party's claim of indemnification, but the failure to give such written notice promptly will not relieve the indemnifying party of its obligation to indemnify except to the extent that the indemnifying party's rights are prejudiced by such failure. If such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim or any Action resulting from such claim in the manner and to the extent set forth in Section 9.4.

         9.4. Defense of Third-Party Claim. If any claim, demand or liability is asserted by any third party against any indemnified party, the indemnifying party shall have the right, but not the obligation to, defend and control the defense of any action or proceeding brought against the indemnified party in respect of any indemnifiable claim. If, within ten (10) business days after receiving written notice thereof, the indemnifying party fails to assume the defense of the matter with respect to which indemnification is being sought, by notice to the indemnified party stating that the indemnifying party assumes the duty to defend without qualification, then the indemnified party shall have the right to conduct and control the defense, compromise or settlement of any indemnifiable claim on behalf of and for the account and risk of the indemnifying party who shall be bound by the result so obtained to the extent provided herein. If, after a request to defend any action or proceeding, the indemnifying party fails to provide the required notice within such 10-day period, a recovery against the indemnified party suffered by it in good faith (whether by settlement, judgment, arbitration award or otherwise) will entitle the indemnified party to be indemnified by the indemnifying party with respect to such recovery. Notwithstanding the other provisions of this Section 9.4, the Party controlling the defense of an action or proceeding shall not be entitled to cause the other Party to plead guilty or no contest to any criminal charge; nor shall the indemnifying party, if controlling the defense of a matter, have any right to compromise or settle any action for a consideration other than the payment of money damages by the indemnifying party, except with the consent of the indemnified party (which the indemnified party may withhold in its sole discretion if such compromise or settlement would impose any restriction on the business or operations of such indemnified party). A Party which is not controlling the defense of a claim pursuant to this Section 9.4 shall not settle such claim without the consent of the Party controlling the defense, which consent shall not be unreasonably withheld. The indemnified party shall have the right to employ counsel for and participate in the defense of any indemnifiable claim, the defense of which is assumed by the indemnifying party, but the fees and expenses of such counsel shall be at the expense of the indemnified party. The parties shall cooperate reasonably in the defense of all third party claims which may give rise to indemnifiable claims hereunder. In connection with the defense of any claim, each party shall make available to the Party controlling such defense, any books, records or other documents not protected by attorney-client privilege within its control that are necessary or appropriate for such defense.

         9.5.  Limits on and Conditions of Indemnification.

         9.5.1. Threshold Amount and Limitation. Seller shall not be liable to any member of the Buyer Group (for Damages, for indemnification under Section 9.1, or otherwise) with respect to the breach of any representation, warranty, covenant or agreement contained in this Agreement unless and until the aggregate liability of Seller with respect to any such breach or breaches would, but for this Section 9.5, exceed $25,000.

         9.5.2. Limit of Liability. The aggregate liability of Seller (for Damages, for indemnification, under Section 9.1, or otherwise), relating to this Agreement, the Assets or the Business, including without limitation, for breaches of representations and warranties under this Agreement, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), except that to the extent that Damages arise as a result of the breach of Seller's representations and warranties in Sections 5.9, 5.13, 5.14, or 5.15, and to the extent that such Damages together with all other Damages are in excess of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), then the amount of such Damages in excess of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), that are attibutable to the breach of the representations and warranties contained in Sections 5.9, 5.13, 5.14, or 5.15, shall be subject to indemnification by Seller, but only in an amount equal to the lesser of: (i) fifty percent (50%) of such excess Damages, or (ii) Two Hundred Fifty Thousand Dollars ($250,000.00).

         9.5.3. Consequential Damages. No party shall be liable to any Person under this Agreement, and no party shall be entitled to indemnification, for Damages arising out of any lost profits, loss or interruption of business, loss of business opportunities or goodwill, cost of capital, or any indirect, special, incidental or consequential Damages or any cost or expense related to such Damages. The limitations against liability contained in this Agreement shall apply whether the action in which recovery of Damages is sought is based on contract, tort (including sole, concurrent or other negligence and strict liability), statute or otherwise. To the extent permitted by law, any statutory remedies which are inconsistent with the provisions of these terms are hereby waived.

         9.5.4. Other Limitations. (a) No Party shall be liable to or required to indemnify any Person under this Agreement for Damages to the extent that the same are (i) caused, contributed to or exacerbated by the other Party, or its employees, agents, contractors, subcontractors, or tenants, on or after the Closing Date; or (ii) recovered from or against any third party (including any insurance proceeds); and (b) Seller's indemnity is conditioned upon Seller having sole and exclusive responsibility to communicate and to negotiate with third-party claimants (including cognizant regulatory agency(ies) in order to settle such claims. If any remediation or corrective action is required on any Real Property, Seller shall have a reasonable opportunity to perform such remediation or corrective action, and Buyer grants to Seller a continuing right of reasonable access to such properties for the purpose of Seller's undertaking such remediation or corrective action. Buyer agrees to use reasonable efforts to obtain a similar right of access from Buyer's tenants, if any, and if required. Furthermore, Buyer shall cooperate in a reasonable manner with Seller towards effecting such remediation or corrective action; Buyer shall provide Seller with reasonable access to any of its employees and shall provide Seller with copies of any studies, analytical test results or reports in Buyer's possession with respect to environmental conditions on any of the Real Properties.

         9.5.5. Exclusive Remedy. The remedies provided for under this Article shall in the absence of fraud or intentional misrepresentation, be the sole and exclusive remedies of the Parties with respect to a breach of this Agreement, the Assets, the Assumed Liabilities, the Business, the Business Employees and the transactions contemplated herein. Without limiting the generality or effect of the foregoing, as a material inducement to the other party to enter into this Agreement, except for the remedies set forth in this Article (including without limitation the remedies set forth in Sections 9.1 and 9.2), each of the Parties hereby waives, to the maximum extent permitted by law, any claim or cause of action which it might assert, including under the common law, federal, state or foreign securities, trade regulation, environmental or other law, including, but not limited to, CERCLA, TSCA, RCRA, and any comparable state or local laws, by reason of any alleged breach of representations and warranties contained herein, this Agreement, the matters covered hereby, the events giving rise to this Agreement, the Assets or the Business. Buyer shall not be entitled to rescission of this Agreement. Notwithstanding the foregoing, for a period of five (5) years after the date of this Agreement, in addition to any rights which Buyer may have under this Agreement, Buyer may assert against Seller any claims for contribution which Buyer may have under CERCLA, TSCA, RCRA, or any comparable state and/or local environmental laws, arising out of claims against Buyer.

         10.      Miscellaneous.

         10.1. Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

         10.2. Successors and Assigns, Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party without the express written consent of the other Party, except Buyer may, at its sole election, assign to a wholly owned subsidiary its rights to purchase the Assets hereunder, but in that event Buyer shall not be relieved of its obligations to perform hereunder. This Agreement is for the sole benefit of the Parties and no other person is intended to have any legal or equitable rights hereunder, except as expressly provided in this Agreement.

         10.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

         10.4. Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

         10.5. Expenses. Except as otherwise expressly provided for herein, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby.

         10.6. Notices. Any notice, request, instruction, consent or other document to be given hereunder by either Party to the other Party shall be in writing and delivered as follows:

                  (a)      If to Seller:

                           Westinghouse Landmark GIS, Inc.
                           c/o Westinghouse Electric Corporation
                           Science & Technology Center
                           1310 Beulah Road
                           Pittsburgh, PA  15235
                           Attn.:  Allan Casanova
                           Director, Strategic Marketing

                  With copy to:

                           Office of the General Counsel
                           Westinghouse Electric Corporation
                           11 Stanwix Street
                           Pittsburgh, PA  15222

                  (b) If to Buyer:


                           ASI Landmark, Inc.
                           1935 Jamboree Drive
                           Suite 100
                           Colorado Springs, CO  80920
                           Attn.: President

                  With copy to:

                           James F. Wood, Esq.
                           Sherman & Howard LLC
                           633 17th Street
                           Suite 3000
                           Denver, CO  80202


or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder).

         10.7. Bulk Sales Laws. Buyer waives compliance by Seller with the requirements of all applicable laws, if any, relating to sales in bulk. If Buyer wishes to provide notice to creditors, Seller shall assist Buyer with such notices. Buyer and Seller shall agree on the form of any such notices.

         10.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

         10.9.    Arbitration and Governing Law.

                  (a) Either Party may seek recourse against the other Party in any court of competent jurisdiction for temporary injunctive relief in order to prevent an imminent breach of this Agreement by the other Party, to temporarily enjoin an existing breach, or to enforce an arbitration award, but the merits of any dispute between the Parties (including the awarding of permanent injunctive relief) otherwise will be determined by binding arbitration in accordance with the provision of this Section.

                  (b) Except as set forth in (a), all disputes arising out of or related to this Agreement, and the exhibits to this Agreement, including any claims that all or any part of any such agreements is invalid, illegal, voidable, or void, will be settled by arbitration, to be conducted in accordance with the provisions of this Section. Either Party may compel arbitration by notice to the other Party. The Parties' duty to arbitrate under this Agreement will survive the cancellation or termination of this Agreement.

                  (c) The arbitration proceedings will be conducted by one arbitrator in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect. Applicable substantive law will be the law of the State of Delaware. Within five days after the notice compelling arbitration, the parties will select the arbitrator; if they fail to agree within such five-day period, then the arbitrator will be selected by the AAA in Chicago, Illinois. The arbitrator will establish a schedule for the proceedings, which will include a discovery period not to exceed 30 days, and will issue a final decision in writing.

                  (d) The arbitrator's decision will be final and binding on the parties and may be enforced in any court having jurisdiction. If a party to this Agreement does not act in a timely fashion in accordance with the terms of this Agreement then, without further notice, the arbitrator may enter any relief against such party as the arbitrator deems proper.

                  (e) Each party will advance an equal share of the arbitrator's fees and administrative fees of arbitration. However, the arbitrator will award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party's costs and fees. "Costs and fees" means all reasonable pre- and post-award expenses of the arbitration, including the arbitrator's fees, administrative fees of arbitration, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, witness fees, and attorneys' fees. In addition, in the event of any action or proceeding to enforce an award or determination made under this Agreement, the prevailing party will be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with such action or proceeding.

         10.10. Public Announcements. The Parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue or cause or permit the issuance of any such press release or make any public statement without the consent of the other (such consent not to be unreasonably withheld), except as may be required by law or the rules of any securities exchange to which a Party is subject.

         10.11. Schedules. Disclosure of an item in any Schedule referenced by a particular Section, to the extent that the existence of such item or its contents be relevant to any other Section, shall be deemed to be disclosed for the purpose of such other Section, whether or not an explicit cross-reference appears. Disclosure of items that may or may not strictly be required to be disclosed by this Agreement shall not be deemed to imply that such items are material or that the inclusion of such items creates a standard of materiality.

         10.12. Survival and Exclusivity of Respresentations. The representations and warranties made in this Agreement, together with the schedules referred to in this Agreement, are the exclusive representations and warranties made by the parties with respect to the subject matter hereof. Such representations and warranties shall survive the Closing Date for a period of one (1) year from the Closing Date, except that the representations and warranties of Seller in Sections 5.1 and 5.2 will survive forever and the representations and warranties of Seller in Sections 5.7, 5.9, and 5.17 will survive for a period of three (3) years. No Party shall have any obligation to indemnify any person pursuant to this Agreement with respect to any breach of a representation or warranty unless a specific claim shall have been validly made hereunder on or prior to the applicable period set forth above, except that, if a Party has a reasonable basis to believe that an indemnifiable claim will arise and gives notice to the other Party concerning such matter within the applicable period set forth above, then all rights of such Party to seek indemnification with respect to such matter will survive.

         10.13. Brokers; Indemnification. Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that neither of them has employed any broker or finder in connection with the transactions contemplated by this Agreement. Seller hereby agrees that it will indemnify and save Buyer harmless, and Buyer hereby agrees it will indemnify and save Seller harmless, from any claim for a commission, finder's fee or other obligation as a result of anyone claiming a commission as a broker or finder for the transactions contemplated by this Agreement, based on the respective acts of the other.

         10.14. Entire Agreement; Amendment. This Agreement, constitutes the sole understanding of the Parties, and supersedes all prior understandings, agreements, and commitments, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.


WESTINGHOUSE LANDMARK GIS, INC.     ASI LANDMARK, INC.


By: /s/ Allan Casanova                               By: /s/ Sidney V. Corder

Title: Director of Strategic Marketing               Title: President and Chief
       and Development                                      Executive Officer

                                             GUARANTY AND ACKNOWLEDGMENT

         By this Guaranty and Acknowledgment (this "Guaranty"), Westinghouse Electric Corporation, a Pennsylvania corporation ("WEC"), for the benefit of ASI Landmark, Inc. and its assigns ("Buyer"), (a) guarantees performance by Westinghouse Landmark GIS, Inc. ("Seller") of each of the obligations, covenants, undertakings, and agreements of Seller in the Purchase Agreement set forth above (the "Agreement"), and (b) agrees, on its own behalf, to the provisions of Sections 7.4 and 7.7 of the Agreement. The foregoing obligations in clause (a) of the preceding sentence (the "Obligations") are in all respects continuing, absolute, and unconditional, and constitute a "guaranty of performance" and not a "guaranty of collection." WEC waives all rights of discharge with respect to the Obligations, except for full performance by Seller, including, without limitation, any rights of discharge that might otherwise be caused by reason of any action on the part of Buyer to release, compromise, extend, alter, or modify any of the Obligations; or to release, compromise, extend, alter, or modify any obligation of any nature of any other obligor (including WEC) with respect to any of the Obligations. Buyer may resort to or proceed against WEC for performance or payment regarding any of the Obligations whether or not Buyer has proceeded against Seller or any other obligor primarily or secondarily obligated with respect to any of the Obligations, or has resorted to any properties securing any of the Obligations or has pursued any other remedy. WEC expressly waives notice of the existence, creation, release, compromise, extension, alteration, modification, non-performance, or non-payment of any or all of the Obligations, and waives presentment, demand, notice of dishonor, protest, and all other notices (except the notices required to be given to Seller under the Agreement), and waives all diligence in collection of or realization upon any payments on, or assurance of performance of, any of the Obligations.

         Dated as of this 15th day of July, 1996.

Westinghouse Electric Corporation


By:      /s/  Allan Casanova
Title:   Director of Strategic Marketing
         and Development